Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
AUDACY, INC., et al.,	§ §	Case No. 24-[ • ] ([ • ])
	§	(Joint Administration Requested)
Debtors.[1]	§
§

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR AUDACY, INC. AND

ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PORTER HEDGES LLP	LATHAM & WATKINS LLP

John F. Higgins M. Shane Johnson Megan Young-John 1000 Main St., 36th Floor Houston, Texas 77002 Telephone: (713) 226-6000	George A. Davis Caroline Reckler Jeffrey T. Mispagel Joseph C. Celentino 1271 Avenue of the Americas New York, New York 10020 Telephone: (212) 906-1200

Proposed Counsel for the Debtors and Debtors-in-Possession

Dated: January 4, 2024

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Audacy (the “Case Website”). The location of the Debtors’ corporate headquarters and service address for purposes of these chapter 11 cases is: 2400 Market Street, 4th Fl, Philadelphia, PA 19103.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT, (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation	1
B.	Computation of Time	2
C.	Consultation, Information, Notice, and Consent Rights	2
D.	Defined Terms	3

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		23
A.	Administrative Claims	23
B.	Postpetition Securitization Program Claims	25
C.	DIP Claims	25
D.	Priority Tax Claims	26
E.	Statutory Fees	26

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		27
A.	Summary	27
B.	Classification and Treatment of Claims and Equity Interests	28
C.	Special Provision Governing Unimpaired Claims	33
D.	Elimination of Vacant Classes	33

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		33
A.	Presumed Acceptance of Plan	33
B.	Deemed Rejection of Plan	34
C.	Voting Classes	34
D.	Presumed Acceptance by Non-Voting Classes	34
E.	Acceptance by Impaired Class	34
F.	Controversy Concerning Impairment	34
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	34
H.	Intercompany Interests	35
I.	Votes Solicited in Good Faith	35

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		35
A.	Restructuring Transactions	35
B.	Continued Corporate Existence	36
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	37
D.	Exit Term Loan Facility Documents	37
E.	Exit Securitization Program and Approval of Exit Securitization Program Documents	38
F.	Issuance and Distribution of Plan Securities	38
G.	New Shareholders’ Agreement	39
H.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions	40

i

I.	Management Incentive Plan	41
J.	Subordination	41
K.	Release of Liens and Claims	42
L.	Organizational Documents of the Reorganized Debtors	42
M.	Corporate Action	43
N.	Directors and Officers of the Reorganized Debtors	44
O.	Cancellation of Notes, Certificates and Instruments	44
P.	Sources of Cash for Plan Distributions	44
Q.	Preservation and Reservation of Causes of Action	45
R.	Payment of Fees and Expenses of Certain Creditors	46
S.	FCC Licenses and Related Matters	46

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		47
A.	Assumption or Rejection of Executory Contracts and Unexpired Leases	47
B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	48
C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	48
D.	D&O Liability Insurance Policies	49
E.	Indemnification Provisions	49
F.	Employment Plans	50
G.	Insurance Contracts	50
H.	Extension of Time to Assume or Reject	51
I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	51
J.	Contracts and Leases Entered Into After the Petition Date	51
K.	Reservation of Rights	51

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		51
A.	Distributions for Claims Allowed as of the Effective Date	51
B.	No Postpetition Interest on Claims	52
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	52
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	53
E.	Compliance with Tax Requirements	55
F.	Allocation of Plan Distributions Between Principal and Interest	56
G.	Means of Cash Payment	56
H.	Timing and Calculation of Amounts to Be Distributed	56
I.	Claims Paid or Payable by Third Parties	56

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		57
A.	Resolution of Disputed Claims	57
B.	Adjustment to Claims Without Objection	59
C.	No Distributions Pending Allowance	59
D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	59
E.	No Interest	59

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		60
A.	Conditions Precedent to Consummation	60
B.	Waiver of Conditions	61

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		62
A.	General	62
B.	Release of Claims and Causes of Action	62
C.	Waiver of Statutory Limitations on Releases	66
D.	Discharge of Claims and Equity Interests	66
E.	Exculpation	67
F.	Injunction	67
G.	Binding Nature Of Plan	69
H.	Protection Against Discriminatory Treatment	69
I.	Setoffs	70
J.	Recoupment	70
K.	Integral Part of Plan	70

ARTICLE XI. RETENTION OF JURISDICTION		71

ARTICLE XII. MISCELLANEOUS PROVISIONS		73
A.	Substantial Consummation	73
B.	Post-Effective Date Fees and Expenses	73
C.	Conflicts	73
D.	Modification of Plan	73
E.	Effect of Confirmation on Modifications	73
F.	Revocation or Withdrawal of Plan	74
G.	Successors and Assigns	74
H.	Reservation of Rights	74
I.	Further Assurances	74
J.	Severability	75
K.	Service of Documents	75
L.	Exemption from Certain Taxes and Fees	76
M.	Governing Law	77
N.	Tax Reporting and Compliance	77
O.	Entire Agreement	77
P.	Closing of Chapter 11 Cases	77
Q.	2002 Notice Parties	77
R.	Default by a Holder of a Claim or Equity Interest	78

EXHIBITS

Exhibit A	Restructuring Support Agreement

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR AUDACY, INC. AND

ITS AFFILIATE DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Audacy, Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be Filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement. The Plan Supplement Documents (as defined below) are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time (in accordance with the Restructuring Support Agreement and this Plan, in each case to the extent applicable); (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (c) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto, as provided for in the Restructuring Support Agreement; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof or hereto; (f) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

B.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Unless otherwise specified herein, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Consultation, Information, Notice, and Consent Rights

Notwithstanding anything herein to the contrary, any and all information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the DIP Orders, and the DIP Credit Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, are incorporated herein by this reference (including to the applicable definitions in Article I.D hereof) and fully enforceable as if stated in full herein. For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein or in the Restructuring Support Agreement, such consent rights shall not apply following Consummation of this Plan.

The absence in this Plan of references to any and all information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair, modify or negate such rights.

Solely with respect to any information, notice, or consent rights in the Plan, in the event of any inconsistency between the Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

D.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“2027 Notes” means Audacy Capital Corp.’s 6.500% Senior Secured Second Lien Notes due 2027 issued pursuant to the 2027 Notes Indenture.

“2027 Notes Indenture” means that certain indenture governing the 2027 Notes, dated as of April 30, 2019 (as supplemented and amended from time to time), among Audacy Capital Corp., as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.

“2029 Notes” means Audacy Capital Corp.’s 6.750% Senior Secured Second Lien Notes due 2029 issued pursuant to the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain indenture governing the 2029 Notes, dated as of March 25, 2021 (as supplemented and amended from time to time), among Audacy Capital Corp., as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.

“510(b) Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc First Lien Group” means the ad hoc group of Holders of First Lien Claims represented by the Ad Hoc First Lien Group Advisors.

“Ad Hoc First Lien Group Advisors” means Gibson Dunn, Greenhill & Co., Inc., Wiley Rein LLP, and Howley Law PLLC, in each case as retained by or representing the Ad Hoc First Lien Group in connection with the Chapter 11 Cases.

“Ad Hoc Groups Advisors” means the Ad Hoc First Lien Group Advisors and the Ad Hoc Second Lien Group Advisors.

“Ad Hoc Second Lien Group” means the ad hoc group of Holders of the Second Lien Notes represented by the Ad Hoc Second Lien Group Advisors.

“Ad Hoc Second Lien Group Advisors” means Akin, Evercore Group, LLC, and local counsel in the Southern District of Texas, in each case as retained by or representing the Ad Hoc Second Lien Group in connection with the Chapter 11 Cases.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) Restructuring Expenses; and (e) Independent Director Fee Claims, to the extent Allowed and to the extent incurred on or after the Petition Date and through the Effective Date.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Akin” means Akin Gump Strauss Hauer & Feld LLP.

“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Audacy Capital Corp.” means Audacy Capital Corp. (formerly Entercom Media Corp.), a Delaware corporation.

“Audacy New York” means Audacy New York, LLC, a Delaware limited liability company.

“Audacy Receivables” means Audacy Receivables, LLC, a Delaware limited liability company.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks are required or authorized by law or executive order to be closed for commercial business with the public in New York City, New York.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Equity Interests, (c) any claim assertable pursuant to section 362 or chapter 5 of the Bankruptcy Code, or state law fraudulent transfer or similar avoidance claims, and (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

“Certification Agent” means Epiq Corporate Restructuring LLC, in its capacity as certification agent for the Debtors.

“Change of Control Provision” means any provision in any agreement, contract, or other document of the Debtors, including any Executory Contract or Unexpired Lease (including, without limitation, any direct or indirect “change in control”, “change of control” or “anti-assignment” provision, or provision with words of similar import) that, directly or indirectly, (a) prohibits, restricts or conditions (or purports to prohibit, restrict or condition) (i) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (ii) the Confirmation or Consummation of this Plan or the Restructuring Transactions or (b) modifies (or permits the termination or modification of) such Executory Contract or Unexpired Lease or the Debtors’ rights or obligations thereunder, including through an increase, acceleration or other alteration of any obligations or liabilities or the creation or imposition of any Lien, as a result of, or is breached by (i) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan or the Restructuring Transactions, including the conversion of the form of entity of any of the Debtors or Reorganized Debtors, any change of control or ownership interest composition of the Debtors or Reorganized Debtors, or any other transactions described in Article V hereof.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Class A New Common Stock” means the class A shares of common stock of Reorganized Parent authorized to be issued pursuant to this Plan and the New Governance Documents (including upon exercise of the Special Warrants, as applicable), including any authorized but unissued units, shares or other equity interests.

“Class B Election” means an election made by a Holder of an Allowed First Lien Claim, Allowed Second Lien Notes Claim, or Allowed DIP Claim on the Ownership Certification that such Holder elects to receive Class B New Common Stock in lieu of Class A New Common Stock.

“Class B New Common Stock” means the limited voting class B shares of common stock of Reorganized Parent that would be considered non-attributable for purposes of the FCC’s ownership rules, authorized to be issued pursuant to this Plan and the New Governance Documents (including upon exercise of the Special Warrants, as applicable), including any authorized but unissued units, shares or other equity interests, the terms of which Class B New Common Stock will provide that it may be converted at the election of the Holder into Class A New Common Stock on a one-for-one basis (subject to adjustment for stock splits, combinations, dividends or distributions with respect to the Class A New Common Stock), subject to (a) a reasonable good faith determination by Reorganized Parent that such conversion would not result in a violation of the Communications Laws and (b) the receipt of any necessary FCC approval.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Communications Act” means chapter 5 of title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

“Communications Laws” means the Communications Act and the rules and published policies of the FCC, as promulgated from time to time.

“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which Confirmation occurs.

“Confirmation Order” means the order of the Bankruptcy Court (a) approving the Disclosure Statement and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code.

“Consenting First Lien Lenders” means the Holders of First Lien Claims that are party to the Restructuring Support Agreement as “Consenting First Lien Lenders” thereunder.

“Consenting Lenders” means, together and collectively, the Consenting First Lien Lenders and the Consenting Second Lien Noteholders.

“Consenting Second Lien Noteholders” means the Holders of Second Lien Notes Claims that are party to the Restructuring Support Agreement as “Consenting Second Lien Noteholders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail” means that certain directors’ and officers’ liability insurance policy tail endorsement purchased by the Debtors on or about November 14, 2023.

“Debtor(s)” means, individually, any of the above-captioned Entities and, collectively, all of the above-captioned Entities, as debtors and debtors-in-possession in the Chapter 11 Cases.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” means (a) the Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, (b) the Reorganized Debtors, and (c) each Related Party of each Entity in the foregoing clauses (a) and (b), in each case, solely in their capacity as such.

“Declaratory Ruling” means a declaratory ruling adopted by the FCC granting the relief requested in the Petition for Declaratory Ruling.

“Deferred Compensation Plans” means the Entercom Key Employee Deferred Compensation Plan and the CBS Radio Excess 401(k) Plan.

“DIP Agent” means Wilmington Savings Fund Society, FSB, the collateral agent and administrative agent under the DIP Credit Agreement.

“DIP Backstop Parties” means the parties identified on Exhibit 6 to the Restructuring Support Agreement, as may be updated or amended.

“DIP Claims” means any and all Claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Loan Documents, including Claims for the aggregate outstanding principal amount of, plus unpaid interest on, the DIP Loans, and all fees, and other expenses related thereto and arising and payable under the DIP Facility, including the Prepayment Premium (as defined in the DIP Orders).

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“DIP Facility” means the debtor-in-possession term loan credit facility provided by the DIP Lenders under the DIP Credit Agreement.

“DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement and the DIP Orders, in each case as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Loans” means the loans contemplated under and documented by the DIP Loan Documents.

“DIP Orders” means the Interim DIP Order and the Final DIP Order.

“DIP-to-Exit Equity Distribution” means a distribution of Class A New Common Stock, Class B New Common Stock, and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, ten percent (10%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Electing DIP Lenders pursuant to, and subject to, the terms and conditions of the Equity Allocation Mechanism.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization for Audacy, Inc. and Its Affiliate Debtors Under Chapter 11 of The Bankruptcy Code, dated as of January 4, 2024 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Claims, Holders of Postpetition Securitization Program Claims, Holders of Allowed First Lien Claims, or Holders of Allowed Second Lien Notes Claims, the DIP Agent, Securitization Program Agent, First Lien Agent, or Second Lien Indenture Trustee, as applicable, will be and shall act as the Distribution Agent.

“Distribution Record Date” means, other than with respect to publicly held securities, the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.D of this Plan. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, which shall receive distributions, if any, in accordance with the applicable procedures of DTC.

“DTC” means The Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Electing DIP Lenders” means the Holders of Allowed DIP Claims that elect to convert their Allowed DIP Claims into First-Out Exit Term Loans (or otherwise fund in Cash such First-Out Exit Term Loans).

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Allocation Mechanism” means the methodology for allocating the Plan Securities among the Electing DIP Lenders, Holders of Allowed First Lien Claims and Holders of Allowed Second Lien Notes Claims, which shall be Filed as part of the Plan Supplement.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of common or preferred stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) restricted stock units, performance stock units, restricted stock awards, and share-appreciation rights; and (5) any Outstanding Incentive Equity Interests and (b) any 510(b) Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exculpated Claim” means any Claim arising from and after the Petition Date and prior to the Effective Date related to any act or omission in connection with, relating to or arising out of the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or filing of the Restructuring Support Agreement, the Disclosure Statement or this Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement or this Plan (including related to the DIP Facility, the Postpetition Securitization Program, the Exit Term Loan Facility, the Exit Securitization Program, and the Plan Securities), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of Plan Securities or the distribution of property under this Plan or any other agreement; provided that Exculpated Claims shall not include: (i) any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal conduct or fraud, and/or (ii) the rights of any Entity to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court.

“Exculpated Party” means each of the Debtors.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Existing Parent Equity Interests” means the Equity Interests in Parent as of the Petition Date.

“Exit Backstop Parties” means the parties identified on Exhibit 7 to the Restructuring Support Agreement, as may be updated or amended.

“Exit Securitization Program” means a trade receivables securitization program that consists of economic terms substantially similar to those of the Postpetition Securitization Program (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to refinance the Postpetition Securitization Program, as applicable.

“Exit Securitization Program Documents” means the agreements, guarantee, security agreements, deed of trust, mortgage, control agreements, instruments, and other documents to be delivered or entered into in connection with the Exit Securitization Program.

“Exit Term Loan Facility” means the term loan facility contemplated under the Exit Term Loan Facility Credit Documents.

“Exit Term Loan Facility Agent” means the administrative agent and collateral agent under the Exit Term Loan Facility Credit Agreement, solely in its capacity as such.

“Exit Term Loan Facility Credit Agreement” means the credit agreement between the Reorganized Debtors and the lenders party thereto to effectuate the Exit Term Loan Facility.

“Exit Term Loan Facility Credit Documents” means the Exit Term Loan Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Term Loan Facility Credit Agreement.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

“FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Plan and the Restructuring Transactions.

“FCC Approval Process” means the process for obtaining the FCC’s grant of the FCC Interim Long Form Application.

“FCC Interim Long Form Application(s)” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

“FCC Interim Long Form Approval” means the FCC’s grant of the FCC Interim Long Form Application(s); provided, that the possibility that an appeal, request for stay, or petition for rehearing or review by a court or administrative agency that may be filed with respect to such grant, or that the FCC may reconsider or review such grant on its own authority, shall not prevent such grant from constituting the FCC Interim Long Form Approval for purposes of the Plan.

“FCC Licenses” means broadcasting and other licenses, authorizations, waivers, and permits that are issued from time to time to the Debtors or the Reorganized Debtors by the FCC.

“FCC Ownership Procedures Order” means an order to be entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification.

“FCC Second Long Form Application” means the application(s) that, if required by the Communications Laws as a result of the exercise of the Special Warrants, shall be submitted to the FCC by the Debtors or the Reorganized Debtors seeking FCC consent to a transfer of control of the FCC Licenses.

“FCC Short Form Application” means the application(s) filed with the FCC seeking FCC consent for a pro forma involuntary assignment of the Debtors’ FCC Licenses to the Debtors in Possession.

“Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means the order entered by the Bankruptcy Court approving the DIP Facility on a final basis.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“Final Postpetition Securitization Program Order” means the order entered by the Bankruptcy Court approving the Postpetition Securitization Program on a final basis.

“First Lien Agent” means Wilmington Savings Fund Society, FSB, as administrative agent under the First Lien Credit Agreement or, as applicable, any successors, assignees, or delegees thereof.

“First Lien Claims” means Claims arising under, derived from, or based on the First Lien Credit Documents, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the First Lien Credit Documents. For the avoidance of doubt, Holders of First Lien Claims shall not participate in any distribution under the Plan on account of any deficiency claim they may hold, which deficiency claim would otherwise be considered a General Unsecured Claim.

“First Lien Claims Equity Distribution” means a distribution of Class A New Common Stock, Class B New Common Stock and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, seventy-five percent (75%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Holders of Allowed First Lien Claims pursuant to, and subject to the terms of, the Equity Allocation Mechanism; provided, that to the extent that a third party (other than the DIP Lenders or Exit Backstop Parties) provides the First-Out Exit Term Loans, the aggregate amount shall be increased up to (but not more than) eighty-five percent (85%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants.

“First Lien Credit Agreement” means that certain Credit Agreement in respect of the First Lien Credit Facility, as amended, restated, modified, or supplemented from time to time, among Audacy Capital Corp., as the Borrower (as defined in the First Lien Credit Agreement), the guarantors party thereto, the First Lien Agent, as administrative agent and collateral agent, and each lender from time to time party thereto.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Credit Facility” means the credit facility that provides for the First Lien Loans and is memorialized by the First Lien Credit Agreement.

“First Lien Lenders” means the lenders that hold First Lien Loans under the First Lien Credit Agreement.

“First Lien Loans” means the First Lien Term Loans and the First Lien Revolver Loans.

“First Lien Revolver Loans” means the revolving loans made under the First Lien Credit Agreement.

“First Lien Term Loans” means the term loans made under the First Lien Credit Agreement.

“First-Out Exit Term Loans” means the first-lien, first-out exit term loans contemplated under and documented by the Exit Term Loan Facility Credit Documents, which shall be in an initial principal amount as of the Effective Date equal to the principal amount of DIP Loans outstanding as of the Effective Date; provided, that such first-lien, first-out exit term loans shall in no event exceed $25 million and provided, further, that the amount of such first-lien, first-out exit term loans shall be adjusted downward on a dollar-for-dollar basis to the extent that the Debtors are, immediately prior to the Effective Date, projected to have in excess of $50 million in Cash immediately following the Effective Date.

“General Unsecured Claim” means any Unsecured Claim against the Debtors that is not an Administrative Claim, a Postpetition Securitization Program Claim, a DIP Claim, a Priority Tax Claim, a Restructuring Expense, a Cure Claim, an Other Priority Claim, an Other Secured Claim, a Secured Tax Claim, a First Lien Claim, a Second Lien Notes Claim, a 510(b) Claim, or an Intercompany Claim. For the avoidance of doubt, General Unsecured Claims include (a) Claims resulting from the rejection of Executory Contracts and Unexpired Leases and (b) Claims resulting from litigation against one or more of the Debtors.

“Gibson Dunn” means Gibson Dunn & Crutcher, LLP.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means an Entity holding a Claim or Equity Interest. When referring to Holders of the First Lien Claims or Second Lien Notes Claims, “Holder” shall mean, as applicable, a record holder of, or owner of beneficial interests in, any of the First Lien Loans or Second Lien Notes.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means the Debtors’ indemnification provisions in effect as of the Petition Date (whether in the Debtors’ bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or as provided in and by applicable law or otherwise) for the Indemnified Parties.

“Indemnified Parties” means any of the Debtors’ current and former directors, officers, managers, members, employees, accountants, investment bankers, attorneys, and other professionals of the Debtors, each of the foregoing solely in their capacity as such.

“Independent Director Fee Claims” means, as of the Effective Date, all reasonable and documented unpaid fees and expenses due to the independent directors of the Debtors pursuant to their respective director agreements with the applicable Debtor Entity.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor.

“Intercompany Interest” means any Equity Interest in one Debtor held by another Debtor.

“Interim DIP Order” means any order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

“Interim Postpetition Securitization Program Order” means any order entered by the Bankruptcy Court approving the Postpetition Securitization Program on an interim basis.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date. For the avoidance of doubt, “Litigation Claims” shall exclude any Claims or Causes of Action subject to the Debtor Release set forth in Article X.B hereof.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas and the Procedures for Complex Cases in the Southern District of Texas.

“Management Incentive Plan” means a management incentive plan to be adopted by the New Board and entered into by Reorganized Parent, the timing and terms of which are set forth in Article V.I.

“MIP Equity” means the New Common Stock, options, and/or other equity-based awards issued pursuant to or in connection with the Management Incentive Plan.

“New Board” means the initial members of the board of directors or other governing body of Reorganized Parent, whose appointment and powers shall be consistent in all respects with the Restructuring Support Agreement. The New Board shall be comprised of seven (7) members as determined in accordance with the Restructuring Support Agreement. The members of the New Board shall be Filed with the Plan Supplement or a supplement thereto and in any event identified prior to the Effective Date.

“New Common Stock” means, collectively, the Class A New Common Stock and the Class B New Common Stock.

“New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements (including the Warrants Agreements), option agreements, management services agreements, shareholder and member-related agreements (including the New Shareholders’ Agreement), registration rights agreements or other governance documents, in each case, relating to the Reorganized Debtors or affiliates.

“New Second Lien Warrants” means warrants which shall be issued on the terms set forth in the New Second Lien Warrants Agreement and exercisable for seventeen and a half percent (17.5%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), on a fully diluted basis, exercisable on a “cash” or “cashless basis” within four (4) years of the Effective Date at an equity value of $771 million; provided that such warrants for fifteen percent (15%) of the total seventeen and a half percent (17.5%) tranche shall have “Black-Scholes” protection2 for the first two (2) years after the Effective Date and the remaining warrants for two and a half percent (2.5%) of such New Common Stock shall not have Black-Scholes protection; provided, further, that in the event of a sale during such initial two (2) year period after the Effective Date, such warrants with “Black-Scholes” protection shall be paid out at the greater of (a) the “Black-Scholes” value and (b) the Cash value; provided, further, that the terms of such warrants will provide that they will not be exercisable unless such exercise otherwise complies with applicable law, including the Communications Laws.

“New Second Lien Warrants Agreement” means the form of warrant agreement governing the New Second Lien Warrants.

“New Shareholders’ Agreement” means the shareholders’ agreement of Reorganized Parent.

“Non-Debtor Releasing Parties” means, each of, and in each case in its capacity as such (a) the Consenting Lenders; (b) the First Lien Agent; (c) the Second Lien Indenture Trustee; (d) the DIP Agent; (e) the DIP Lenders; (f) the DIP Backstop Parties; (g) the Exit Backstop Parties; (h) the Securitization Program Parties; (i) the Distribution Agents; (j) each Holder of a Claim in a Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective ballot; (k) each Holder of a Claim or Equity Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective Release Opt Out Form; and (l) each Related Party of each Entity in clauses (a) through (k).

“Non-Voting Classes” means, collectively, Classes 1, 2, 3, 6, 7, 8, 9 and 10.

“Notice” has the meaning set forth in Article XII.K of this Plan.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a Cure Claim, a Priority Tax Claim, a DIP Claim, or a Postpetition Securitization Program Claim.

“Other Secured Claim” means any Secured Claim other than a DIP Claim, a Postpetition Securitization Program Claim, a Secured Tax Claim, a First Lien Claim, or a Second Lien Notes Claim.

“Outstanding Incentive Equity Interest” means any and all options, performance stock units, restricted stock units, share appreciation rights, restricted stock awards, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Existing Parent Equity Interests, as in existence immediately prior to the Effective Date.

[2]

For purposes of the New Second Lien Warrants, “Black-Scholes” protection is calculated using volatility of 30%, the remaining full warrant term, and the risk-free rate that corresponds to the remaining warrant.

“Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors or Reorganized Parent, as applicable, to determine (a) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules and (b) whether the holding of more than 4.99% of the Class A New Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Interim Long Form Approval.

“Parent” means Audacy, Inc.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, government, governmental agency or other Entity, whether acting in an individual, fiduciary, or other capacity, or other Entity or organization.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Petition for Declaratory Ruling” means a filing that shall be submitted to the FCC by the Debtors or Reorganized Debtors pursuant to 47 C.F.R. § 1.5000 et seq. for Reorganized Parent to exceed the 25% indirect foreign ownership benchmark contained in 47 U.S.C. § 310(b)(4).

“Plan” means this Joint Prepackaged Plan of Reorganization for Audacy, Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated as of the date hereof, including the exhibits and all supplements, appendices, and schedules thereto (including, without limitation, the Plan Supplement Documents), either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Securities” means, collectively, the New Common Stock, the Special Warrants and the New Second Lien Warrants.

“Plan Supplement” means, collectively, the compilation of the Plan Supplement Documents, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time.

“Plan Supplement Documents” means, collectively, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to in the Plan Supplement, ancillary or otherwise, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time. The Plan Supplement Documents will include, without limitation, the following documents: the Restructuring Transaction Steps Memorandum, the Equity Allocation Mechanism, the Exit Term Loan Facility Credit Agreement, the New Governance Documents, the Exit Securitization Program Documents, the New Second Lien Warrants Agreement, the Special Warrants Agreement, the Schedule of Retained Causes of Action, the identity of the members of the New Board and any officers of the Reorganized Debtors, and the Schedule of Rejected Executory Contracts and Unexpired Leases.

“Postpetition Securitization Program” means the Debtors’ existing trade receivables securitization program that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition Securitization Program (subject to reasonable modifications, mutually agreed to by the Debtors and the Securitization Program Agent made in connection with such facility becoming a postpetition facility) and otherwise in accordance with the Postpetition Securitization Program Orders.

“Postpetition Securitization Program Claim” means any Claim on account of, arising under, or relating to the Postpetition Securitization Program Documents, the Postpetition Securitization Program, or the Postpetition Securitization Program Orders.

“Postpetition Securitization Program Documents” means the “Securitization Transaction Documents” as defined in the Interim Postpetition Securitization Program Order, in each case as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and the Postpetition Securitization Program Orders, as applicable, prior to the Effective Date.

“Postpetition Securitization Program Orders” means, collectively, the Interim Postpetition Securitization Program Order and the Final Postpetition Securitization Program Order.

“Prepetition Retention Plans” means, collectively, all retention plans, programs and agreements in place prior to or on the Petition Date.

“Prepetition Securitization Program” means that certain trade receivable securitization program entered into as of July 15, 2021 through the Prepetition Securitization Program Documents.

“Prepetition Securitization Program Documents” means Postpetition Securitization Program Documents, as in effect immediately prior to giving effect to the Securitization Program Omnibus Amendment.

“Priority Tax Claim” means any Unsecured Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, as applicable, (a) the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class or (b) a proportionate allocation.

“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Escrow Account” means an interest-bearing account established, maintained, and funded by the Reorganized Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Reserve Amount as set forth in Article V.P.

“Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors, Gibson Dunn, and Akin as set forth in Article V.P.

“Related Parties” means, collectively, with respect to any Entity or Person, such Entity’s or Person’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members (including ex officio members and managing members), management companies, fund advisors, employees, agents, trustees, advisory or subcommittee board members, financial advisors, attorneys (including any attorneys or professionals retained by any current or former director or manager of the Debtors in his or her capacity as a director or manager of the Debtors), accountants, investment bankers, consultants, representatives, and other professionals, in each case acting in such capacity, and any Person or Entity claiming by or through any of them, including such Related Party’s respective heirs, executors, estates, servants, and nominees.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Release Opt Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Equity Interests in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third Party Release.

“Released Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Lenders; (d) the First Lien Agent; (e) the Second Lien Indenture Trustee; (f) the DIP Agent; (g) the DIP Lenders; (h) the DIP Backstop Parties; (i) the Securitization Program Parties; (j) the Exit Backstop Parties; and (k) each Related Party of each Entity in clauses (a) through (j); provided, that any Entity that would otherwise be a “Released Party” that votes to reject this Plan, objects to this Plan, or objects to or opts out of the Third Party Release contained herein, shall not be a “Released Party.”

“Releasing Party” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties.

“Reorganized Debtors” means the Debtors, as reorganized pursuant to and under this Plan or any successor thereto.

“Reorganized Parent” means, subject to the Restructuring Transactions and the applicable New Corporate Governance Documents, (i) Audacy, Inc., a corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or (ii) the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as contemplated by Restructuring Transaction Steps Memorandum.

“Reporting Obligations” has the meaning ascribed thereto in Article V.F of this Plan.

“Required Consenting First Lien Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Lenders” means, together and collectively, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders.

“Required Consenting Second Lien Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required DIP Lenders” has the meaning set forth in the DIP Credit Agreement.

“Restructuring Documents” means collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement Documents, the New Governance Documents, the Exit Term Loan Facility Credit Documents, the Warrants Agreements, the Exit Securitization Program Documents, and any other “Definitive Documents” as defined in the Restructuring Support Agreement.

“Restructuring Expenses” means the reasonable and documented fees and expenses of the Ad Hoc Groups Advisors, the First Lien Agent and the Second Lien Indenture Trustee (including costs of their counsel), in each case payable in accordance with the terms hereof, the applicable engagement letters with the Debtors, the Restructuring Support Agreement, the DIP Orders, the First Lien Credit Documents and/or the Second Lien Notes Documents, as applicable.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 4, 2024, by and among the Debtors, the Consenting First Lien Lenders, and the Consenting Second Lien Noteholders (as amended, supplemented or modified from time to time), attached as Exhibit A to this Plan.

“Restructuring Transaction Steps Memorandum” means the document setting forth the sequence of certain Restructuring Transactions.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of certain Executory Contracts and Unexpired Leases, if any, to be rejected by the Debtors pursuant to this Plan.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to this Plan.

“Second Lien Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as trustee, notes collateral agent and each other capacity for which it serves under or in connection with the Second Lien Notes Documents (as applicable), including to the extent serving as Distribution Agent (provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies)) or, as applicable, any successors, assignees, or delegees thereof.

“Second Lien Notes” means the 2027 Notes and the 2029 Notes.

“Second Lien Notes Claims” means any Claim on account of, arising under, derived from, or based on the Second Lien Notes Indentures, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the Second Lien Notes Documents.

“Second Lien Notes Claims Equity Distribution” means (a) a distribution of Class A New Common Stock, Class B New Common Stock and/or Special Warrants, as applicable, which will constitute (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants), in the aggregate, fifteen percent (15%) of the New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants), subject to dilution on account of the MIP Equity and the New Second Lien Warrants, and to be allocated among the Holders of Allowed Second Lien Notes Claims pursuant to, and subject to the terms of, the Equity Allocation Mechanism; and (b) the distribution of 100% of the New Second Lien Warrants.

“Second Lien Notes Documents” means the Second Lien Notes Indentures together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Second Lien Notes Indentures” means (a) the 2027 Notes Indenture and (b) the 2029 Notes Indenture.

“Second-Out Exit Term Loans” means the first-lien, second-out exit term loans contemplated under and documented by the Exit Term Loan Facility Credit Documents, in accordance with the Restructuring Support Agreement, which shall be comprised of takeback debt to be provided to Holders of Allowed First Lien Claims, in a principal amount equal to $250 million minus the principal amount of the First-Out Exit Terms Loans.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Securitization Program Agent” means DZ BANK AG Deutsche ZentralGenossenschaftsbank, Frankfurt AM Main as agent under the applicable Prepetition Securitization Program Documents and Postpetition Securitization Program Documents or, as applicable, any successors, assignees, or delegees thereof.

“Securitization Program Omnibus Amendment” means that certain Omnibus Amendment, dated as of on or before the Petition Date, among Audacy Receivables, Audacy New York, the Originators (as defined in the Securitization Program Omnibus Amendment), Audacy, Inc., Autobahn Funding Company LLC, the Securitization Program Agent, and Audacy Operations, Inc.

“Securitization Program Parties” means, collectively, the Securitization Program Agent and each investor under the applicable Prepetition Securitization Program Documents and Postpetition Securitization Program Documents.

“Solicitation Agent” means Epiq Corporate Restructuring LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Special Warrant” means a warrant issued by the Reorganized Parent, with a nominal exercise price, to purchase Class A New Common Stock or Class B New Common Stock, the terms of which will provide that it will not be exercisable unless such exercise otherwise complies with applicable law.

“Special Warrants Agreement” means the agreement governing the Special Warrants.

“Specified Contracts” means, collectively, (a) that certain Amended and Restated Radio Broadcast Rights Agreement, dated as of December 22, 2023, by and between Sterling Mets, L.P. and Debtor Audacy New York, and (b) that certain Services Agreement, dated as of January 1, 2019, by and among The Nielsen Company (US), LLC and Audacy Operations, Inc. and certain of its affiliates, as amended on December 29, 2021, and further amended on November 21, 2022.

“Specified Employee Plans” means all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, directors, employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, retention plans, life and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, the Deferred Compensation Plans, the Prepetition Retention Plans and the Specified Employment Agreements.

“Specified Employment Agreements” means the management employment agreements of David Field, Richard Schmaeling, Susan Larkin, Andrew Sutor, John Crowley, Brian Benedick, and Elizabeth Bramowski.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Transfer of Control” means the transfer of control of any of the subsidiaries of Parent that hold FCC Licenses as a result of the issuance of the Plan Securities to Electing DIP Lenders, Holders of Allowed First Lien Claims and Holders of Allowed Second Lien Notes Claims, and as proposed in the FCC Interim Long Form Application(s), which, for the avoidance of doubt, shall also include an assignment of the FCC Licenses from the Debtors as Debtors-in-Possession to the Reorganized Debtors that are intended to hold the FCC Licenses.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Voting Classes” means Classes 4 and 5.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Release Opt Out Form.

“Warrants Agreements” means the Special Warrants Agreement and the New Second Lien Warrants Agreement.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

1. Generally

Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim or fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim or (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2. Professional Fee Claims

(a) Final Fee Applications

All final requests for Professional Fee Claims shall be Filed no later than forty-five (45) days after the Effective Date. After notice in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim.

(b) Professional Fee Escrow Account

No later than the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained by the Reorganized Debtors, in trust solely for the benefit of the Professionals. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Escrow Account. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in full in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account within five (5) Business Days after such Professional Fee Claims are Allowed by a Final Order; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. When all such Professional Fee Claims have been resolved (either because they are Allowed Professional Fee Claims that have been paid or because they have been disallowed, expunged, or withdrawn), any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court and distributed as set forth herein. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days after entry of the order approving such Professional Fee Claims.

(c) Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued and unpaid Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtors, Gibson Dunn, and Akin, within five (5) days of the Effective Date. If a Professional does not provide such estimate, the Reorganized Debtors shall estimate the accrued and unpaid fees and expenses of such Professional in consultation with the Ad Hoc Groups Advisors; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

(d) Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, each Reorganized Debtor shall in the ordinary course of business pay (subject to the receipt of an invoice) in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by such Debtor or Reorganized Debtor (as applicable) after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Postpetition Securitization Program Claims

All Postpetition Securitization Program Claims shall be Allowed Claims. Except to the extent that a Holder of an Allowed Postpetition Securitization Program Claim agrees to less favorable treatment, any Claims against the Debtors arising under the Postpetition Securitization Program or the Postpetition Securitization Program Orders shall be (a) paid in full in Cash in accordance with the terms and conditions of the Postpetition Securitization Program or (b) consensually amended and extended on the Effective Date into the Exit Securitization Program.

On the Effective Date, or as soon as reasonably practicable thereafter, all reasonable and documented fees and out-of-pocket expenses incurred by the advisors to the parties to the Postpetition Securitization Program shall be paid in full in Cash to the extent required under the Final Postpetition Securitization Program Orders.

C.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for its Allowed DIP Claim, on the Effective Date each Holder of an Allowed DIP Claim shall be entitled on account of such DIP Claim, at such Holder’s option, to either (i) have such DIP Claim be repaid in full in Cash or (ii) have its Pro Rata share of DIP Loans converted into First-Out Exit Term Loans on a dollar-for-dollar basis; provided that to the extent that the principal amount of DIP Loans held by Electing DIP Lenders as of the Effective Date exceeds $25 million, each Electing DIP Lender shall receive its Pro Rata share of $25 million of First-Out Exit Term Loans, and any DIP Loans held by such Electing DIP Lenders that are not converted on a dollar-for-dollar basis into their Pro Rata share of $25 million of First-Out Exit Term Loans shall be paid in Cash.

In addition to receiving First-Out Exit Term Loans, each Holder of an Allowed DIP Claim that is an Electing DIP Lender shall be entitled to its Pro Rata share of the DIP-to-Exit Equity Distribution.

To the extent a Holder of an Allowed DIP Claim does not elect to convert its DIP Claim into First-Out Exit Term Loans, such Holder shall have its DIP Claim paid in full in Cash, and to the extent such non-converting Holder does not otherwise fund in Cash its Pro Rata share of First-Out Exit Term Loans, any resulting deficit will be backstopped by the Exit Backstop Parties. The Exit Backstop Parties shall fund any such deficit in Cash (Pro Rata based on the percentages indicated on Exhibit 7 to the Restructuring Support Agreement) and in exchange each Exit Backstop Party will receive its Pro Rata share (based on the percentages indicated on Exhibit 7 to the Restructuring Support Agreement) of (i) the First-Out Exit Term Loans and (ii) the DIP-to-Exit Equity Distribution that otherwise would have been paid to such non-converting DIP Lender had such DIP Lender elected to convert its DIP Claims to First-Out Exit Term Loans or otherwise fund in Cash such First-Out Exit Term Loans.

D.	Priority Tax Claims

Subject to Article VIII hereof, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive, if legally required, interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Reorganized Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person.

E.	Statutory Fees

All fees due and payable pursuant to section 1930 of chapter 123 of the Judicial Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Equity Interests are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	First Lien Claims	Impaired	Entitled to Vote
5.	Second Lien Notes Claims	Impaired	Entitled to Vote
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	510(b) Claims	Impaired	Deemed to Reject
8.	Intercompany Claims	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
9.	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject
10.	Existing Parent Equity Interests	Impaired	Deemed to Reject

B.	Classification and Treatment of Claims and Equity Interests

1. Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 1 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Class 1 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 1 Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Class 1 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

2. Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 2 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed

Class 2 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 2 Claim; (b) the return or abandonment of the Collateral securing such Allowed Class 2 Claim; (c) reinstatement of such Allowed Class 2 Claim; (d) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (e) such other treatment such that such Allowed Class 2 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

3. Class 3 – Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, to the extent such Class 3 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 3 Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (c) the return or abandonment of the Collateral securing such Allowed Class 3 Claim; (d) such other treatment such that such Allowed Class 3 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (e) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or the Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (d) or (e) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

4. Class 4 – First Lien Claims

(a)	Classification: Class 4 consists of the First Lien Claims.

(b)

Allowance: Class 4 First Lien Claims shall be deemed Allowed in the aggregate principal amount of $852,541,670.13, plus all interest, fees, expenses, costs and other charges due under the First Lien Credit Documents and orders of the Bankruptcy Court, including DIP Orders, through and including the Effective Date.

(c)

Treatment: Except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date each Holder of an Allowed First Lien Claim (other than Restructuring Expenses) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed First Lien Claim, its Pro Rata share of:

(i)	the Second-Out Exit Term Loans; and

(ii)	the First Lien Claims Equity Distribution.

(d)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5. Class 5 – Second Lien Notes Claims

(a)	Classification: Class 5 consists of the Second Lien Notes Claims.

(b)

Allowance: Class 5 Second Lien Notes Claims shall be deemed Allowed in the aggregate principal amount of $1,000,000,000.00, plus all interest, fees, expenses, costs and other charges due under the Second Lien Notes Documents and orders of the Bankruptcy Court, including the DIP Orders, through and including the Effective Date.

(c)

Treatment: Except to the extent that such Holder agrees in writing to less favorable treatment, on the Effective Date each Holder of Allowed Second Lien Notes Claims (other than Restructuring Expenses) will receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, its Allowed Second Lien Notes Claim, its Pro Rata share of the Second Lien Notes Claims Equity Distribution.

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6. Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtors agree to less favorable treatment on account of such Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, either, in the discretion of the Debtors and, to the extent practicable, in consultation with the Required Consenting First Lien Lenders, (a) payment in full in Cash, or (b) such other treatment as to render such Holder Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)

Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 6 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

7. Class 7 – 510(b) Claims

(a)	Classification: Class 7 consists of the 510(b) Claims.

(b)

Treatment: On the Effective Date, each Class 7 Claim shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of 510(b) Claims shall not receive any distribution on account of such 510(b) Claims.

(c)

Voting: Class 7 is an Impaired Class and shall receive no distribution under the Plan. Therefore, the Holders of Claims in Class 7 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 7 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

8. Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of the Intercompany Claims.

(b)

Treatment: On the Effective Date, each Class 8 Claim shall be, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable, reinstated, compromised, or canceled and released without any distribution.

(c)

Voting: Class 8 is either (i) Unimpaired, in which case the Holders of Claims in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and not receiving any distribution under this Plan, in which case the Holders of Claims in Class 8 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims in Class 8 are not entitled to vote to accept or reject this Plan.

9. Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of the Intercompany Interests.

(b)

Treatment: On the Effective Date, all Intercompany Interests shall be, at the option of the Debtors (with the consent of the Required Consenting First Lien Lenders and the reasonable consent of the Required Consenting Second Lien Noteholders) or the Reorganized Debtors, as applicable, reinstated, compromised, or canceled and released without any distribution.

(c)

Voting: Class 9 is either (i) Unimpaired, in which case the Holders of such Intercompany Interests in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired, and not receiving any distribution under this Plan, in which case the Holders of such Intercompany Interests in Class 9 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests in Class 9 are not entitled to vote to accept or reject this Plan.

10. Class 10 – Existing Parent Equity Interests

(a)	Classification: Class 10 consists of the Existing Parent Equity Interests.

(b)

Treatment: On the Effective Date, all Existing Parent Equity Interests shall be cancelled, released, discharged, and extinguished and shall be of no further force or effect, and Holders of Existing Parent Equity Interests shall not receive any distribution on account of such Existing Parent Equity Interests.

(c)

Voting: Class 10 is an Impaired Class and shall receive no distribution under the Plan. Therefore, the Holders of Existing Parent Equity Interests in Class 10 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Existing Parent Equity Interests in Class 10 are not entitled to vote to accept or reject this Plan. The Holders of Existing Parent Equity Interests in Class 10 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, and 6 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Classes 8 and 9 are Impaired under this Plan; however, because the Holders of such Claims and Equity Interests are Debtors, the Holders of Claims and Equity Interests in Classes 8 and 9 are conclusively presumed to have accepted this Plan. Notwithstanding their non-voting status, Holders of Claims and Equity Interests in Classes 1, 2, 3, 6, 7 and 10 will receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

B.	Deemed Rejection of Plan

Classes 7 and 10 are Impaired under the Plan and Holders of 510(b) Claims or Existing Parent Equity Interests in such Classes shall receive no distribution under this Plan on account of such 510(b) Claims or Existing Parent Equity Interests. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

C.	Voting Classes

Classes 4 and 5 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

E.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, is Impaired or properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy at or before the Combined Hearing.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either of Class 4 or Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or the Plan Supplement in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

H.	Intercompany Interests

To the extent reinstated under the Plan, the Intercompany Interests shall be reinstated for the ultimate benefit of the Holders of the New Common Stock and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. Distributions on account of the Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and to maintain the corporate structure. For the avoidance of doubt, to the extent reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

I.	Votes Solicited in Good Faith

The Debtors have, and upon Confirmation shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon Confirmation are granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, the entry of the Confirmation Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, subject to the consent rights and agreements and obligations contained in the Restructuring Support Agreement. Such restructuring may include one or more issuances, transfers, mergers, amalgamations, consolidations, restructurings, dispositions, liquidations, conversions, elections, dissolutions, cancellations, formations, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors, to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Support Agreement and the Restructuring Documents and any consents or approvals required hereunder or thereunder (including, without limitation, receipt of the FCC Interim Long Form Approval) (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, conversion, elections, cancellation, formation, creation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, distribution, contribution, direction, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of issuance, transfer, merger, amalgamation, consolidation, restructuring, disposition, liquidation, cancellation, formation, creation, conversion, or dissolution, or the filing of elections, pursuant to applicable state law; (d) the creation of one or more new Entities; (e) the filing of any required FCC Application(s); and (f) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder.

The Restructuring Transactions shall include, but not be limited to, the Restructuring Transactions set forth in the Restructuring Transaction Steps Memorandum. Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall and shall be deemed to authorize the Restructuring Transactions, including, without limitation, those set forth in the Restructuring Transaction Steps Memorandum, which shall and shall be deemed to occur in the sequence set forth therein.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated, cancelled, or otherwise modified by the Plan, the Plan Supplement, or otherwise, and to the extent any such document is amended, such document is deemed amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law). Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

The Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable law or otherwise, in each case as contemplated by the Restructuring Transaction Steps Memorandum, including, for the avoidance of doubt, any conversion of any of the Debtors or the Reorganized Debtors pursuant to applicable law, and to the extent any such Entity is dissolved, such Entity shall be deemed dissolved pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable state or federal law).

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Escrow Account and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan. On and after the Effective Date, the Reorganized Debtors may (a) operate their respective businesses, (b) use, acquire, and dispose of their respective property and (c) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Term Loan Facility Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Term Loan Facility Credit Documents and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Term Loan Facility Credit Documents). On the Effective Date, the Exit Term Loan Facility Credit Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

On and as of the Effective Date, all Electing DIP Lenders and Holders of Allowed First Lien Claims shall be deemed to be parties to, and bound by, the Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such DIP Lender or Holder of an Allowed First Lien Claim.

The Exit Term Loan Facility shall consist of: (a) a maximum of $25 million (subject to reduction as set forth below) of First-Out Exit Term Loans comprised of converted DIP Loans (or new loans from Electing DIP Lenders that opt to fund their share of First-Out Exit Term Loans in Cash) or new loans to the extent that Electing DIP Lenders hold less than $25 million of DIP Loans; and (b) Second-Out Exit Term Loans comprised of takeback debt to be provided to Holders of Allowed First Lien Claims, in an aggregate principal amount equal to (and in no event more than) $250 million minus the amount of the First-Out Exit Term Loans, subject to adjustment set forth below.

The principal amount of First-Out Exit Term Loans shall be adjusted downward on a dollar-for-dollar basis to the extent that the Debtors are, immediately prior to the Effective Date, projected to have in excess of $50 million in Cash immediately following the Effective Date. For the avoidance of doubt, the total amount of the Exit Term Loan Facility shall not exceed $250 million in the aggregate.

By voting to accept this Plan, each DIP Lender and First Lien Lender thereby instructs and directs the Distribution Agent and the Exit Term Loan Facility Agent (as applicable), to (a) act as Distribution Agent to the extent required by this Plan, (b) execute and deliver the Exit Term Loan Facility Credit Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Term Loan Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (c) take any other actions required or contemplated to be taken by the Exit Term Loan Facility Agent and/or the Distribution Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

E.	Exit Securitization Program and Approval of Exit Securitization Program Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Securitization Program and the Exit Securitization Program Documents and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit Securitization Program Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit Securitization Program Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their respective terms and such obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. Upon execution of the Exit Securitization Program Documents, all Liens and security interests granted by the Reorganized Debtors pursuant to, or in connection with, the Exit Securitization Program shall be valid, binding, perfected, enforceable Liens and security interests in the property subject to a security interest granted by the applicable Reorganized Debtors pursuant to the Exit Securitization Program, with the priorities established in respect thereof under applicable non-bankruptcy law.

F.	Issuance and Distribution of Plan Securities

On the Effective Date or as soon as reasonably practicable thereafter, subject to Article V.H and the terms and conditions of the Restructuring Transactions, Reorganized Parent shall issue the Plan Securities to (a) Electing DIP Lenders, (b) Holders of Allowed First Lien Claims in Class 4, and (c) Holders of Allowed Second Lien Notes Claims in Class 5, as and if applicable. In each case, the New Common Stock and Special Warrants shall be subject to dilution on account of the

MIP Equity and the New Second Lien Warrants. The allocation of New Common Stock and Special Warrants among the Electing DIP Lenders, the Holders of Allowed First Lien Claims, and the Holders of Allowed Second Lien Notes Claims (including upon exercise of the New Second Lien Warrants) shall be made in accordance with the Equity Allocation Mechanism and pursuant to this Plan. The Class A New Common Stock and the Class B New Common Stock shall carry voting rights in accordance with the New Governance Documents. The limited voting rights given to the Class B New Common Stock shall be designed such that Holders of Class B New Common Stock shall not be deemed to hold an attributable interest in the Reorganized Debtors in accordance with Communications Laws as a result of holding such shares of Class B New Common Stock. Reorganized Parent does not intend to list the New Common Stock on the NYSE, NASDAQ, or any other national securities exchange, and none of the Reorganized Debtors intends to be subject to reporting obligations under Sections 12(b), 12(g) or 15(d) of the Exchange Act, or similar statutory public reporting obligations, in respect of the New Common Stock or any other Plan Securities (the “Reporting Obligations”), and except as otherwise expressly provided in the New Governance Documents or required by applicable law, Reorganized Parent shall not be obligated to list the Plan Securities on any national securities exchange or to register the Plan Securities under the Securities Act or the Exchange Act. The Debtors (with the consent of the Required Consenting Lenders) and Reorganized Debtors intend to take such reasonable actions in connection with the allocation of the New Common Stock or other Plan Securities to ensure that none of the Reorganized Debtors will be subject to any Reporting Obligations, and holders of Allowed DIP Claims, Allowed First Lien Claims and Allowed Second Lien Notes Claims shall use good faith efforts to cooperate with the Debtors and Reorganized Debtors, as applicable, in such actions.

Distribution of the Plan Securities may be made by delivery of stock certificates or book-entry transfer thereof by (or at the direction or consent of) the applicable Distribution Agent in accordance with this Plan, the Equity Allocation Mechanism, the Warrants Agreements, and the New Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent shall be the number of shares of New Common Stock as may be designated in the New Governance Documents and the Warrants Agreements.

G.	New Shareholders’ Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into the New Shareholders’ Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Shareholders’ Agreement).

On and as of the Effective Date, each Holder of New Common Stock shall be deemed to be a party to the New Shareholders’ Agreement without the need for execution by such Holder. The New Shareholders’ Agreement shall be binding on all Entities receiving, and all Holders of, the Plan Securities (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New Shareholders’ Agreement.

H.	Plan Securities; Securities Act Registration and Section 1145 and Private Placement Exemptions

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants and/or New Second Lien Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offering, issuance, and distribution of Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants or the New Second Lien Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) with respect to the First Lien Claims Equity Distribution and the Second Lien Notes Claims Equity Distribution shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code.

The Plan Securities (including the issuance of New Common Stock upon exercise of the Special Warrants and Class A New Common Stock upon conversion of Class B New Common Stock) issued with respect to the DIP-to-Exit Equity Distribution will be issued in reliance upon the exemption from registration under the Securities Act set forth in Section 4(a)(2), Regulation D and/or Regulation S.

The Plan Securities with respect to the First Lien Claims Equity Distribution and Second Lien Notes Claims Equity Distribution issued and distributed pursuant to section 1145 of the Bankruptcy Code shall be freely transferable by the recipients thereof, subject to (a) any limitations that may be applicable to any Person receiving such securities that is an “affiliate” of Reorganized Parent as determined in accordance with applicable U.S. securities law and regulations or is otherwise an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; (b) any transfer restrictions of such securities and instruments in the New Governance Documents; and (c) the receipt of applicable regulatory approvals, including any applicable required FCC approval.

The Plan Securities issued pursuant to Section 4(a)(2), Regulation D and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the Securities Act and other applicable law. Such securities will also be subject to any transfer restrictions in the New Governance Documents and the receipt of applicable regulatory approvals, including any applicable required FCC approval.

Reorganized Parent does not intend to list the New Common Stock on the NYSE, NASDAQ, or any other national securities exchange, and none of the Reorganized Debtors intends to be subject to any Reporting Obligations in respect of the New Common Stock or any other Plan Securities, and except as otherwise expressly provided in the New Governance Documents or required by applicable law, Reorganized Parent shall not be obligated to list the Plan Securities on any national securities exchange or to register the Plan Securities under the Securities Act or the Exchange Act.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Plan Securities through the facilities of DTC (and any stock transfer agent), the Reorganized Debtors shall not be required to provide any further evidence to DTC (or any stock transfer agent) other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Plan Securities, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities (including the New Common Stock, Special Warrants, New Second Lien Warrants, and New Common Stock issuable upon exercise of the Special Warrants and/or New Second Lien Warrants) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

I.	Management Incentive Plan

Within 120 days following the Effective Date, the New Board shall adopt a management incentive plan that provides for the issuance of the MIP Equity to employees and directors of the Reorganized Debtors. Ten percent (10%) of the fully diluted New Common Stock issued and outstanding on the Effective Date (inclusive of the shares that may be issued in connection with the exercise of the Special Warrants, but excluding shares that may be issued in connection with the exercise of the New Second Lien Warrants) shall be reserved for issuance under the Management Incentive Plan. The amount of New Common Stock to be allocated and awarded under the Management Incentive Plan, the form of the MIP Equity (i.e., stock options, restricted stock, appreciation rights, other equity-based awards, etc.), the participants in the Management Incentive Plan, the allocations of the MIP Equity to such participants (including the amount of allocations and the timing of the grant of the MIP Equity, except as provided herein), and the terms and conditions of the MIP Equity (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board in its sole discretion.

J.	Subordination

The allowance, classification, and treatment of satisfying all Claims and Equity Interests proposed under the Plan takes into consideration any and all subordination rights, whether arising by contract or under general principles of equitable subordination, the DIP Orders, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. On the Effective Date, any and all subordination rights or obligations that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims and Allowed Equity Interests will not be subject to turnover or payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights; provided that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Articles V.D and V.E of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Organizational Documents of the Reorganized Debtors

On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended or amended and restated, as applicable, as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. To the extent required under the Plan or applicable non-bankruptcy law, the Reorganized Debtors will file their respective New Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate or other applicable laws of the respective states, provinces, or countries of incorporation or organization. The New Governance Documents shall, among other things: (i) authorize the issuance of the Plan Securities; and (ii) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. Subject to Article VI.E of the Plan, after the Effective Date each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Governance Documents, and the Plan.

M.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the provisions of this Plan, including, without limitation, the issuance, transfer, or distribution of the Plan Securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, any act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the New Governance Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan including, without limitation, in connection with the authorization, execution and delivery of the Warrants Agreements, the Exit Term Loan Facility Credit Documents, and the Exit Securitization Program Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

N.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of Parent shall expire and the New Board shall be appointed. Except to the extent that a current director on the board of directors of Parent is designated to serve on the New Board, the current directors on the board of directors of Parent prior to the Effective Date, in their capacities as such, shall be deemed to have resigned or shall otherwise cease to be a director of Parent on the Effective Date. Each independent director of the Debtors, in such capacity, shall not have any of his/her respective privileged and confidential documents, communications, or information transferred (or deemed transferred) to the Reorganized Debtors, Reorganized Parent, or any other Entity without such director’s prior written consent.

O.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the First Lien Claims, the Second Lien Notes Claims, any Impaired Claim and/or the Existing Parent Equity Interests, shall be canceled and the obligations of (i) the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity, and (ii) the Second Lien Indenture Trustee shall be discharged and its duties deemed satisfied except (to the extent applicable) with respect to such Second Lien Indenture Trustee serving as the Distribution Agent with respect to the applicable Second Lien Notes Claims; provided that the First Lien Credit Documents and the Second Lien Notes Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the First Lien Agent and the Second Lien Indenture Trustee or other applicable Distribution Agent thereunder to make (or cause to be made), distributions under this Plan. Except to the extent otherwise provided in this Plan and the Restructuring Documents, upon completion of all such distributions, the First Lien Credit Documents and the Second Lien Notes Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

Notwithstanding Confirmation or the occurrence of the Effective Date, except as otherwise provided herein, only such provisions that, by their express terms, survive the termination or the satisfaction and discharge of the First Lien Credit Documents and the Second Lien Notes Documents, as applicable, shall survive the occurrence of the Effective Date, including the rights of the First Lien Agent and the Second Lien Indenture Trustee to assert, pursue and be paid with respect to any charging liens, expense reimbursement, indemnification, and similar amounts.

P.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facility, the Exit Term Loan Facility, and the Exit Securitization Program. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors. The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to make the payments and distributions required by the Plan, subject, to the extent applicable, to the terms of the Exit Term Loan Facility and the Exit Securitization Program. To

the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement (including the Exit Term Loan Facility and the Exit Securitization Program), any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Exit Term Loan Facility, and the Exit Securitization Program), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

Q.	Preservation and Reservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, any actions specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Causes of Action without notice to or approval from the Bankruptcy Court.

No Entity (other than the Consenting Lenders, the DIP Agent, the DIP Lenders, the DIP Backstop Parties and the Exit Backstop Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement (including the Schedule of Retained Causes of Action), or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. Except as otherwise set forth herein, the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity.

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified in the Plan Supplement or the Schedule of Retained Causes of Action or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the

Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order and the DIP Orders). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

For the avoidance of doubt, the Debtors and the Reorganized Debtors do not reserve any Causes of Action or Litigation Claims that have been expressly released (including, for the avoidance of doubt, Claims against the Consenting Lenders, the DIP Agent, the DIP Lenders, the DIP Backstop Parties and the Exit Backstop Parties and Claims otherwise released pursuant to the Debtor Releases provided in Article X.B and the Exculpation contained in Article X.E of this Plan).

R.	Payment of Fees and Expenses of Certain Creditors

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, the First Lien Credit Documents, the Second Lien Notes Documents and/or DIP Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court or for Bankruptcy Court review or approval. On or before the date that is five days prior to the Effective Date, invoices for all Restructuring Expenses incurred or estimated to be incurred prior to and as of the Effective Date shall be submitted to the Debtors and paid by the Debtors or the Reorganized Debtors, as applicable, in accordance with, and subject to, the terms set forth herein and in the Restructuring Support Agreement, the First Lien Credit Documents, the Second Lien Notes Documents and/or DIP Orders, as applicable,. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, the Restructuring Expenses related to this Plan and implementation, Consummation, and defense of the Restructuring Transactions, whether incurred before, on, or after the Effective Date, in accordance with any applicable engagement letter, the First Lien Credit Documents and/or the Second Lien Notes Documents.

S.	FCC Licenses and Related Matters

The Debtors shall file the required FCC Short Form Application(s) and the FCC Interim Long Form Application(s) as promptly as practicable following the Petition Date and in accordance with the Restructuring Support Agreement. The Debtors shall file a Petition for Declaratory Ruling and FCC Second Long Form Application (if applicable) after the Effective Date (and if applicable, in accordance with any FCC requirements) and, if such filings are made prior to the Effective Date, their grant shall not be a condition to Consummation. After the filing of the FCC Interim Long Form Application(s), any person who thereafter acquires a DIP Claim, a First Lien Claim, or a Second Lien Notes Claim may be issued Special Warrants in lieu of any New Common Stock that would otherwise be issued to such Person under the Plan to the extent that the issuance of New Common Stock would be inconsistent with the Communications Laws and/or the FCC Interim Long Form Approval. In addition, the Debtors may, with the consent of the Required Consenting First Lien Lenders and the Required Consenting Second Lien Lenders, request that the Bankruptcy Court implement restrictions on trading of Claims and Equity Interests that might adversely affect the FCC Approval Process. The Debtors or Reorganized Debtors, as applicable, shall diligently prosecute the FCC Applications, including the Petition for Declaratory Ruling, that the Debtors or Reorganized Debtors file, and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the foregoing.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption or Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case:

(i) have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on the Schedule of Rejected Executory Contracts and Unexpired Leases to be Filed in the Plan Supplement, which may be amended by the Debtors up to and through the Effective Date to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court a subsequent Plan Supplement and serving it on the affected non-Debtor contract parties; or

(iv) are rejected or terminated pursuant to the terms of this Plan.

For the avoidance of doubt, the Specified Contracts are assumed pursuant to this provision to the extent not subject to a separate motion to assume.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions and the rejection of Executory Contracts and Unexpired Leases set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (a) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (b) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (c) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

C.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within twenty-one (21) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 6 General Unsecured Claim.

Any Person or Entity that is required to File a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors

and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.

D.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Confirmation Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

E.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation

of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

F.	Employment Plans

The Specified Employee Plans shall be deemed to be and treated as Executory Contracts under this Plan and on the Effective Date, in accordance with the Restructuring Support Agreement, shall be assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code with respect to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed; provided that severance payments to any “insider” (as defined in section 101(31) of the Bankruptcy Code) of the Debtors terminated during the Chapter 11 Cases shall be subject to sections 503(c)(2) and 502(b)(7) of the Bankruptcy Code, to the extent each section is applicable; provided, further, that notwithstanding anything in this Plan to the contrary, all employee equity incentive plans of the Debtors in effect prior to the Effective Date shall be canceled on the Effective Date.

After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate in accordance with the terms of any applicable New Governance Document; provided that the Management Incentive Plan shall be implemented pursuant to and in accordance with the terms of this Plan, including Article V.I hereof. Within 120 days of the Effective Date, the Reorganized Debtors shall negotiate and enter into amendments solely to supplement the Specified Employment Agreements with respect to equity grants under the Management Incentive Plan. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Specified Employee Plans.

G.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or Cure Claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

H.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

J.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business without further approval of the Bankruptcy Court.

K.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the DIP Orders, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make, or facilitate the making of, as applicable, all distributions required to be distributed under this Plan. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan, (b) make all distributions contemplated hereby, (c) empower professionals to represent it with respect to its responsibilities and (d) exercise such other powers as are necessary and proper to implement the provisions hereof.

Distributions on account of the Allowed DIP Claims, Allowed Postpetition Securitization Program Claims, Allowed First Lien Claims, and Allowed Second Lien Notes Claims shall be made to (or in coordination with) the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable, and such agent will be, and shall act as, the Distribution Agent with respect to the applicable Claims in accordance with the terms and conditions of this Plan and the applicable loan documents. All distributions to Holders of Allowed DIP Claims, Allowed Postpetition Securitization Program Claims, Allowed First Lien Claims, and Allowed Second Lien Notes Claims shall be deemed completed when made by the Reorganized Debtors to (or at the direction or consent of) the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable.

The amount of any reasonable and documented fees and expenses incurred by any Distribution Agent in connection with distributions required to be distributed under this Plan, including any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses), whether incurred prior to, on or after the Effective Date, shall be paid in Cash by the Debtors or Reorganized Debtors, as applicable, and as of the date of such completion, the duties of the DIP Agent, the Securitization Program Agent, the First Lien Agent, or the Second Lien Indenture Trustee, as applicable, with respect to such distributions shall be deemed satisfied and discharged.

For the avoidance of doubt, if and to the extent the Second Lien Indenture Trustee serves as the Distribution Agent with respect to the Second Lien Notes Claims, (i) the Second Lien Indenture Trustee shall incur no liability and be held harmless by the Reorganized Debtors, except for its gross negligence or willful misconduct, and (ii) Distribution Agent shall be deemed to be an additional capacity of the Second Lien Indenture Trustee under the applicable Second Lien Notes Documents entitling it to all rights, privileges, benefits, immunities, and protections provided under such documents.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1. Effective Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim, other than one based on a publicly traded security, that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date. For the avoidance of doubt, the Distribution Record Date shall not apply to any publicly traded security.

2. Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3. Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or Plan Securities, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of Plan Securities under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of Plan Securities (up or down), with half dollars and half shares of Plan Securities or more being rounded up to the next higher whole number and with less than half dollars and half shares of Plan Securities being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional Plan Securities). The total number of Plan Securities to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Distribution Agent shall have any obligation to make a distribution that is less than one (1) share of a Plan Security.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4. Undeliverable Distributions

(a) Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b) Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c) Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors and any other applicable Distribution Agent (including for purposes of this Article VII.E, the Debtors) shall comply with all applicable withholding and reporting requirements imposed on them by any federal, state, local, or foreign Governmental Unit, and all distributions hereunder and under all related agreements shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and any other applicable Distribution Agent shall have the right, but not the obligation, to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements, including (i) withholding distributions pending receipt of information necessary to facilitate such distributions and (ii) in the case of a non-Cash distribution that is subject to withholding, withholding an appropriate portion of such property and either liquidating such withheld property to generate sufficient funds to pay applicable withholding taxes (or reimburse the distributing party for any advance payment of the withholding tax) or pay the withholding tax using its own funds and retain such withheld property. Notwithstanding any provision in this Plan to the contrary, upon the request of the Reorganized Debtors or any other applicable Distribution Agent, all Persons and Entities holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes, and each Holder of an Allowed Claim will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.E shall be treated as if distributed to the Holder of the Allowed Claim.

Any Person or Entity entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the applicable Reorganized Debtor or other applicable Distribution Agent, or such other Person designated by the Reorganized Debtor or the Distribution Agent, an IRS Form W-9 or, if the payee is a foreign Person or Entity, an applicable IRS Form W- 8, or any other forms or documents reasonably requested by a Reorganized Debtor or Distribution Agent to reduce or eliminate any withholding required by any Governmental Unit.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law (as reasonably determined by the Reorganized Debtors), be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

2. Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary herein, nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1. Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2. Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Holder have been turned over or paid to the Reorganized Debtors.

3. Prosecution of Objections to Claims

After Confirmation but before the Effective Date, the Debtors (in consultation with the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders), and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

4. Claims Estimation

After Confirmation but before the Effective Date, the Debtors (in consultation with the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders), and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

5. No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims will not be required to File a proof of Claim, and except as provided in this Plan, no parties should File a proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims register by the Reorganized Debtors without a claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	No Distributions Pending Allowance

If an objection to a Claim is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

D.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.

E.	No Interest

Unless otherwise specifically provided for herein, in the DIP Orders, or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof.

1. The Confirmation Order shall be consistent with the Restructuring Support Agreement and otherwise in compliance with the consent rights contained therein; shall have been entered by the Bankruptcy Court; shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered; and shall not be subject to any pending appeal, and the appeals period for the Confirmation Order shall have expired; provided, that the requirement that the Confirmation Order not be subject to any pending appeal and the appeals period for the Confirmation Order shall have expired may be waived by the Debtors, the Required Consenting Lenders, and the Required DIP Lenders;

2. The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3. The purchase limit under the Exit Securitization Program shall be in the amount of $100 million.

4. This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and in form and substance consistent with the Restructuring Support Agreement, and otherwise in compliance with the consent rights of the Required Consenting Lenders and Required DIP Lenders, as applicable, each to the extent required in the Restructuring Support Agreement;

5. The Exit Term Loan Facility Credit Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Term Loan Facility shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Term Loan Facility having been satisfied or waived);

6. The Exit Securitization Program Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Securitization Program shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Securitization Program having been satisfied or waived);

7. All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8. Any and all governmental, regulatory, environmental, and third party approvals and consents (including, for the avoidance of doubt, the FCC Interim Long Form Approval), including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect; and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

9. There shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

10. Subject only to the occurrence of the Effective Date, the New Governance Documents and the Warrants Agreements shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11. The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12. The DIP Facility shall be in full force and effect and shall not have been terminated in accordance with its terms;

13. The Professional Fee Escrow Account shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan and in an amount sufficient to pay the Restructuring Expenses and reasonable and documented fees and expenses after the Effective Date, including those of (a) Latham & Watkins LLP, as counsel to the Debtors; (b) Porter Hedges LLP, as local counsel to the Debtors; (c) PJT Partners, Inc., as financial advisor and investment banker to the Debtors; (d) FTI Consulting, Inc., as restructuring advisor to the Debtors; and (e) FGS Global (US) LLC, as public relations consultant to the Debtors; pending approval of the Professional Fee Claims by the Bankruptcy Court; and

14. The Restructuring Expenses shall have been paid in full in Cash.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Consummation of this Plan set forth in this Article IX (other than receipt of the FCC Interim Long Form Approval) may be waived in writing by the Debtors, the Required Consenting First Lien Lenders, the Required DIP Lenders, and the Required Consenting Second Lien Noteholders (the consent of the Required Consenting Second Lien Noteholders not to be unreasonably withheld or delayed) and without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to consummate this Plan; provided, that the condition to Consummation set forth in Article IX.A.14, with respect to payment of the Ad Hoc Second Lien Group Advisors, shall require the consent of the Required Consenting Second Lien Noteholders (without qualification). The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1. Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (a) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the First Lien Credit Facility and First Lien Credit Documents, the Second Lien Notes and Second Lien Notes Documents, the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between any Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided that the foregoing provisions of this Debtor Release shall not operate to waive or release (a) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents and the Exit Securitization Program and Exit Securitization Program Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (b) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (a) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (b) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Term Loan Facility or Exit Term Loan Facility Credit Documents, the Exit Securitization Program or Exit Securitization Program Documents, or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interest of the Debtors and their Estates; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtor Releasing Parties asserting any claim or Cause of Action released pursuant to the Debtor Release.

2. Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (a) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the First Lien Credit Facility and First Lien Credit Documents, the Second Lien Notes and the Second Lien Notes Documents, the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, (b) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (c) the business or contractual arrangements between any Debtor and any Released Parties, (d) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Warrants Agreements, the DIP Facility and DIP Loan Documents, the Prepetition Securitization Program and Prepetition Securitization Documents, the Postpetition Securitization Program and Postpetition Securitization Program Documents, the Exit Securitization Program and Exit Securitization Program Documents, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents, the Plan Securities and any related documentation, the New Governance Documents, the FCC Approval Process, and any other Restructuring Documents, or related agreements, instruments or other documents, (e) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (f) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (g) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided that the foregoing provisions of this Third Party Release shall not operate to waive or release (a) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Term Loan Facility and Exit Term Loan Facility Credit Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (b) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (a) consensual; (b) essential to confirmation of this Plan; (c) in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third Party Release; (e) in the best interest of the Debtors, their Estates, and all Holders of Claims and Equity Interests; (f) fair, equitable and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before Confirmation, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (a) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (b) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (c) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Except as otherwise specifically provided in this Plan, from and after the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, and in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities hereunder. The exculpation hereunder will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (A) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND; (D) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; OR (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE

RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE AT THE TIME OF CONFIRMATION, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

NO PERSON OR ENTITY MAY COMMENCE OR PURSUE A CLAIM OR CAUSE OF ACTION OF ANY KIND AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THE EXCULPATED PARTIES, OR THE RELEASED PARTIES THAT RELATES TO OR IS REASONABLY LIKELY TO RELATE TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF A CLAIM OR CAUSE OF ACTION RELATED TO THE CHAPTER 11 CASES PRIOR TO THE EFFECTIVE DATE, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT, THIS PLAN, THE PLAN SUPPLEMENT, OR ANY TRANSACTION RELATED TO THE RESTRUCTURING, ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO BEFORE OR DURING THE CHAPTER 11 CASES IN CONNECTION WITH THE RESTRUCTURING TRANSACTIONS, ANY PREFERENCE, FRAUDULENT TRANSFER, OR OTHER AVOIDANCE CLAIM ARISING PURSUANT TO CHAPTER 5 OF THE BANKRUPTCY CODE OR OTHER APPLICABLE LAW, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE PURSUIT OF CONSUMMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THIS PLAN, INCLUDING THE ISSUANCE OF SECURITIES PURSUANT TO THIS PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THIS PLAN OR ANY OTHER RELATED AGREEMENT, OR UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE RELATED OR RELATING TO ANY OF THE FOREGOING, WITHOUT REGARD TO WHETHER SUCH PERSON OR ENTITY IS A RELEASING PARTY, WITHOUT THE BANKRUPTCY COURT (A) FIRST DETERMINING, AFTER NOTICE AND A HEARING, THAT SUCH CLAIM OR CAUSE OF ACTION REPRESENTS A COLORABLE CLAIM OF ANY KIND AND (B) SPECIFICALLY AUTHORIZING SUCH PERSON OR ENTITY TO BRING SUCH CLAIM OR CAUSE OF ACTION AGAINST ANY SUCH DEBTOR, REORGANIZED DEBTOR, EXCULPATED PARTY, OR RELEASED PARTY. THE BANKRUPTCY COURT WILL HAVE SOLE AND EXCLUSIVE JURISDICTION TO ADJUDICATE THE UNDERLYING COLORABLE CLAIM OR CAUSES OF ACTION. AT THE HEARING FOR THE BANKRUPTCY COURT TO DETERMINE WHETHER SUCH CLAIM OR CAUSE OF ACTION REPRESENTS A COLORABLE CLAIM OF ANY KIND, THE BANKRUPTCY COURT MAY, OR SHALL IF ANY DEBTOR, REORGANIZED DEBTOR, OR OTHER PARTY IN INTEREST REQUESTS BY MOTION (ORAL MOTION BEING SUFFICIENT), DIRECT THAT SUCH PERSON OR ENTITY SEEKING TO COMMENCE OR PURSUE SUCH CLAIM OR CAUSE OF ACTION FILE

A PROPOSED COMPLAINT WITH THE BANKRUPTCY COURT EMBODYING SUCH CLAIM OR CAUSE OF ACTION, SUCH COMPLAINT SATISFYING THE APPLICABLE FEDERAL RULES OF CIVIL PROCEDURE, INCLUDING, BUT NOT LIMITED TO, RULE 8 AND RULE 9 (AS APPLICABLE), WHICH THE BANKRUPTCY COURT SHALL ASSESS BEFORE MAKING A DETERMINATION.

Nothing in the Confirmation Order or this Plan shall effect a release of any claim by the United States Government or any of its agencies, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against any party or person, nor shall anything in the Confirmation Order or this Plan enjoin the United States from bringing any claim, suit, action, or other proceedings against any party or person for any liability of such persons whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such persons, nor shall anything in the Confirmation Order or this Plan exculpate any party or person from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against any party or person.

G.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, EXCULPATIONS, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (A) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

H.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim (other than an Allowed Claim held by a Consenting Lender or a DIP Lender) and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of a Claim be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Effective Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

J.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before Confirmation, notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters arising out of or related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date; provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

11. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

12. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

13. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

14. enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

15. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

16. hear and determine all Litigation Claims;

17. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

18. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan;

19. enter an order or final decree concluding or closing the Chapter 11 Cases;

20. enforce all orders previously entered by the Bankruptcy Court; and

21. hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the foregoing, (a) any dispute arising under or in connection with the Exit Term Loan Facility, the Exit Securitization Program, the New Governance Documents and the New Shareholders’ Agreement shall be dealt with in accordance with the provisions of the applicable document and (b) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Post-Effective Date Fees and Expenses

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and the consent rights contained in the Restructuring Support Agreement (including the exhibits thereto): (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute (i) approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code; and (ii) a finding that such modifications to the Plan do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

F.	Revocation or Withdrawal of Plan

Subject to the consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date with respect to any or all Debtors and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, with respect to one or more of the Debtors, then with respect to such applicable Debtor or Debtors: (i) the Plan will be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (iii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Equity Interests, or Causes of Action by any Entity, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (b) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

J.	Severability

If, prior to Confirmation, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Audacy, Inc.

2400 Market Street, 4th Floor

Philadelphia, Pennsylvania 19103

Attn: Andrew Sutor, Executive Vice President & General Counsel

Email: Andrew.Sutor@Audacy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

300 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn:	Caroline A. Reckler
Joseph C. Celentino

Telephone: (312) 876-7700

Email:	caroline.reckler@lw.com
joe.celentino@lw.com

-and-

Porter Hedges LLP

1000 Main St., 36th Floor

Houston, TX 77002

Attn:	John F. Higgins
M. Shane Johnson
Megan Young-John

Telephone: 713-226-6000

Email:	jhiggins@porterhedges.com
sjohnson@porterhedges.com
myoung-john@porterhedges.com

If to the Consenting First Lien Lenders and DIP Lenders:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn:	Scott J. Greenberg
Matthew J. Williams
AnnElyse Scarlett Gains
Email:	SGreenberg@gibsondunn.com
MJWilliams@gibsondunn.com
AGains@gibsondunn.com

If to the Consenting Second Lien Lenders:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036

Attn:	Michael S. Stamer;
Jason P. Rubin
Email:	mstamer@akingump.com
jrubin@akingump.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by electronic mail, when transmitted by the sender. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.

L.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (ii) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (iii) the making, assignment, or recording of any lease or sublease; (iv) the grant of collateral as security for any or all of the Exit Term Loan Facility; or (v) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment. All appropriate state or local governmental officials, agents, or filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

P.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Q.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

R.	Default by a Holder of a Claim or Equity Interest

An act or omission by a Holder of a Claim or an Equity Interest (other than the DIP Lenders, the DIP Agent and the Consenting Lenders) in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party (other than the DIP Lenders, the DIP Agent and the Consenting Lenders) in contempt of the Confirmation Order and may be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Holder of a Claim or Equity Interest (other than the DIP Lenders, the DIP Agent and the Consenting Lenders), the Bankruptcy Court may: (a) designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting Holder of a Claim or Equity Interest in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: January 4, 2024

Respectfully submitted,

AUDACY, INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Andrew P. Sutor, IV
Title:	Executive Vice President

Exhibit A

Restructuring Support Agreement